TEN Holdings

Randy Jones
491 Schultz Road
Sellersville, PA 18960
Miglia1000@aol.com

Dear Randy,

We are pleased to offer you the position of President and CEO of Ten Holdings, Inc. As discussed, the effective date of this agreement shall be Thursday August 1st, 2024, and will supersede any previously signed offer and promotion letters.

Compensation: You will be paid an annual salary of $300,000 less applicable taxes.

Bonus: You also will be eligible for a quarterly performance bonus which provides annual at-target earnings of $200,000. This bonus is paid quarterly and is based on Ten Holdings, Inc. revenue attainment percentage against budget for each calendar quarter.

Equity: Additionally, you shall receive a 5% equity share in Ten Holdings (or commensurate amount, TBD upon establishment of Ten Holdings Inc. equity plan). At the time of a successful IPO, 60% of those shares immediately vest. The additional shares will vest per the Ten Holdings equity plan schedule. In addition, you will be awarded Stock Options for 20,000 shares of V-cube, Inc. upon your start date.

Benefits: The company provides comprehensive Medical, Dental, and Vision benefits plans. The employee partially shares the cost of these plans. We will deduct your contribution from your bi-weekly paycheck if you elect to participate. Life and Disability Insurance are also provided at no cost to you as an employee.

401k Retirement Plan: This plan will be offered coincident with your other benefits (or earlier upon request). Under our plan, you can make pre-tax contributions toward your retirement savings and enjoy tax-free growth on your investment. The company will begin to match your contributions (up to a maximum of 4%) after your first anniversary, provided you worked at least 1,000 hours.

PTO (Paid Time Off): At Ten Holdings, Inc., we believe taking time away from work is essential to keeping ourselves healthy and productive. We offer lump sum PTO that combines traditional vacation and sick days into a single bank to use as needed.

Current employees are granted PTO on January 1st of each calendar year based on their tenure. You will receive 20 days of PTO, and once you are employed more than 5 years you will receive 25 days.

Standard Conditions: This letter is not a contract of employment or guarantee of ongoing employment. Your employment is "at-will" wherein either party can terminate the relationship at any time without cause, and with or without notice. Your first ninety (90) days of employment is considered a trial or Introductory Period with limited entitlement to benefits.

Confidentiality: All information contained in this offer letter is confidential and should be regarded as the property of the company. By no means, either public or private, should this information be shared with anyone other than the parties affected.

Related Agreements and Conditions: As a condition of employment, you may be required to execute various documents. Among these is an Employee Agreement which includes Disclosure or Misuse of Confidential Information and Non-Competition. Should you wish to receive a copy of this document before the execution of this letter, please contact me, and I will gladly provide them.

We are pleased that you are interested in working with our team and hope that you find your employment rewarding and enjoyable.

You acknowledge that this offer letter represents the entire agreement between you and Ten Holdings, Inc. and that no verbal or written agreements, promises, or representations that are not specifically stated in this offer, are or will be binding upon your employment with Ten Holdings, Inc.

If you have any questions, please contact me at zhamilton@dpxteam.com. Congratulations and I look forward to your acceptance and to working with you in your new role.

Zachary Hamilton
Head of Human Resources, Ten Holdings, Inc.

Accepted: ______________________ Date: 8/1/2024
Randy Jones

Accepted: 間下直晃 ______________________ Date: Aug 1, 2024
Naoaki Mashita
Director, TEN Holdings, Inc.